Exhibit 10.1

April 28, 2008

Mr. A. Mark Zeffiro

Dear Mark:

Your discussions with the TriMas Leadership Team and me left each of us with a very positive impression of your experience base, knowledge, personal qualities and sense of commitment.  Accordingly, we are delighted to extend to you an offer of employment as Chief Financial Officer of TriMas Corporation.  In this position you would report directly to me.  The general terms and conditions of this offer, which remain subject to Board approval, are as follows:

Salary:	$360,000 annually; compensation occurs bi-weekly.

Signing Bonus:	You will be awarded a signing bonus of $100,000 within thirty (30) days of starting your employment that will be contingent upon your remaining with the Company for a period of one (1) year.

Annual Bonus:

You will be eligible to participate in the TriMas – Annual Value Creation Plan (AVCP). Your target award will be seventy percent (70%) of base compensation for each year. Achievement of this award is determined by the performance of TriMas Corporation and your personal performance. We will guarantee a 2008 bonus of $150,000 to be compensated in accordance with plan requirements.

Incentive Compensation:

Your position will entitle you to participate in the 2006 TriMas Long Term Equity Incentive Plan. You will be awarded twelve thousand (12,000) time-based restricted stock shares and be eligible for an additional twenty-one thousand (21,000) performance based units as defined by the enclosed Restricted Stock and Performance Unit Agreement and upon formal Compensation Committee approval.

Benefits:

You will be eligible to participate in the TriMas benefits program for senior executives. TriMas will provide executive health care, executive life insurance, short & long-term disability coverage, accidental death & dismemberment insurance and executive retirement benefits including financial advisory assistance. TriMas requires dependent verification be provided for each dependent covered under the TriMas plans to confirm dependent eligibility.

39400 Woodward Avenue, Suite 130, Bloomfield Hills, Michigan 48304    P: 248-631-5450    F: 248-631-5455   E: info@trimascorp.com

In addition, you are eligible for an executive automobile allowance, private club membership and participation under the TriMas Executive Severance Policy.

Relocation:

In addition to the benefits under the TriMas Relocation Policy, we will provide financial assistance in the event you should be unable to sell your current residence after purchasing a new residence in the Detroit metropolitan area. This would involve the payment of your current mortgage (principle, interest, taxes and insurance) and appropriate duplicate home costs for a total period of six (6) months during which you own both residences.

Vacation:

You will be entitled to four (4) weeks of vacation annually. In addition, the TriMas corporate office will observe approximately twelve holidays which includes closing each year for the period between Christmas and New Years.

TriMas Corporation promotes a values oriented and drug-free workplace. Therefore, this employment offer is contingent upon the successful completion of a of a drug screen, references review, personal background check and verification of your 2007 total compensation information.  Please contact Kristine Thomas on (248) 631- 5468 to coordinate completing the necessary pre-employment documents for return in the enclosed self-addressed envelope.

Mark, we are looking forward to having you become Chief Financial Officer for TriMas Corporation.  We are highly confident of your ability to participate in the successful growth and performance of our business.

As discussed, if this letter accurately reflects your understanding of the offer and if these terms and conditions are agreeable to you, please verify your agreement by signing this document and returning it me within the next fourteen (14) days.

Sincerely,

/s/ Grant H. Beard

Grant H. Beard
President and Chief Executive Officer
TriMas Corporation

Accepted by:

/s/ A. Mark Zeffiro	May 2, 2008
A. Mark Zeffiro	Date

Cc:	Dwayne M. Newcom
Vice President – Human Resources